UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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AT&T Corp.

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On January 31, 2004, David W. Dorman, Chairman and Chief Executive Officer of AT&T sent the following e-mail to all employees of AT&T:

To The People of AT&T:

This morning, AT&T and SBC Communications announced a $16 billion merger agreement in which SBC will acquire AT&T, creating the industry’s premier communications and networking company. This deal marks a historic milestone in the evolution of our industry, and allows AT&T to play a central role in building a full-service communications company for the 21st century — one capable of delivering advanced networking technologies and a full suite of integrated communications services throughout America and around the world.

I’m sure you have many questions on today’s announcement, and so I’d like to offer some added context on this important news, over and above that provided in the press release.

First, why did AT&T agree to this merger — and why now?

Clearly, we’ve moved through a period of prolonged challenge and instability in the telecom industry in recent years. Dramatic technology advances, a shifting regulatory environment, increased competition and unprecedented fraud on the part of some of our closest competitors have forever altered the telecom landscape. In AT&T’s case, regulatory reversals in particular led us to redefine our business model — stepping back from actively marketing to traditional consumer customers while extending our lead in the enterprise market and moving into the new areas of VoIP and enterprise wireless service.

Given the continued challenges and competitive forces AT&T is sure to face, we understand that operational scale and scope will be critically important in defining the winners and losers in this industry over the next several years. In recent months, AT&T has sought to ensure our long-term viability by building on our existing technology and scale advantages, as well as our significant financial strength and unparalleled global reach. And we’ve made great progress in positioning this company for the long term, winning the opportunity to “fight on” and compete for the future at a time when many had written us off.

Through this deal, however, we now have the opportunity to combine our operational and financial advantages with those of SBC — including a growing consumer and small business presence, a demonstrated commitment to broadband deployment and vibrant local and regional markets for voice, data, DSL and wireless services and the new frontier of video. In fact, with this new entity, we’re creating the nation’s number one enterprise services provider; the leading global networking and communications provider; the number one government services provider; the nation’s number one wireless service provider; and the leading provider of domestic DSL service, with the industry’s highest residential data revenue.

So, why now? The fact is, both AT&T and SBC are at a point when we’re fundamentally redefining ourselves — in AT&T’s case moving our focus away from traditional consumer services and toward the enterprise market and new VoIP and wireless offerings. SBC, in contrast, is not a major player in the enterprise space, and is instead focused on expanding their current suite of bundled service offerings to consumers and small businesses. Also, from a regulatory perspective, AT&T is no longer the “unthinkable” merger partner of years gone by.

This combination allows us to continue providing the high-quality services our customers rely on, while assuring that a U.S-based firm will continue to serve as a global leader in networking and telecommunications. It provides AT&T superior financial strength and stability to accelerate innovation and transformation. And this will ultimately drive greater personal and professional opportunities for employees.

AT&T brings more than just its global network, services and customers to the combined company — the people of AT&T also bring their unique skills and experience in competing and serving customers on a national and global basis, particularly in the business market.

I know that some will write this merger off as “more bad news” for AT&T. Nothing could be further from the truth. SBC’s CEO Ed Whitacre has spent some 41 years in the Bell System, including more than 20 years as a part of AT&T. I know that he has enormous respect for the history and significance of AT&T as a corporate icon. And I know that he fully values the knowledge, expertise and excellence that we bring to the table. That’s why he is pursuing this deal, and taking this bold step to reinvent our industry.

While it’s certainly ironic that a Baby Bell is acquiring its former parent 20 years post-divestiture, it’s the right move, at the right time, for both companies, and an exciting opportunity to reshape the industry in a positive direction.

The fact is, this combination is good for our shareowners, it’s good for our customers and it’s good for our employees, who now have the opportunity to be part of the premier full-service communications company for the 21st century.

From an employee standpoint, I know that the future may seem uncertain. The good news is that in the business markets and network organization, AT&T’s assets and capabilities are unduplicated within SBC. While our headquarters functions will undoubtedly be affected by the transition to one corporate entity, no specific decisions on functional consolidation have yet been made. From the consumer and small business perspective, SBC is currently in only 13 states while AT&T’s consumer operation has a footprint well beyond that. SBC is also very enthusiastic about the AT&T CallVantage Service and together we hope to use it as a competitive weapon to offer more choices and new services to consumers nationally.

This combination also makes sense from a cultural standpoint. We’re joining together two companies that share a common past and an ongoing legacy of innovation, integrity, reliability and customer service. Together, we will set the standard in communications for years to come.

There will clearly be many unanswered questions in the short term as we work out plans to combine our companies after receiving the necessary regulatory and AT&T shareowner approvals. We will certainly keep you informed along the way, starting with an all-employee call very soon.

The agreement, which is subject to various approvals and customary closing conditions, is expected to be completed by the first half of 2006. In the short term, it’s hardly business as usual at AT&T. We must redouble our efforts to win in the market. And it’s absolutely essential that we remain focused on serving our customers and meeting our commitments. We have momentum in the marketplace and we cannot afford to be distracted.

Thanks for all your efforts, which have led to an exciting new path for AT&T for the future.

Dave Dorman

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Additional Information.

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Free copies of AT&T Corp.’s filings may be obtained by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.